Exhibit 19.1
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

		(Rs. in millions)
		As of 30 June		As of 31 March
	Schedule	2005	2004	2005

SOURCES OF FUNDS

SHAREHOLDERS’ FUNDS
Share capital	1	1,409.74	1,396.89	1,407.14
Share application money pending allotment		43.80	—	12.05
Reserves and surplus	2	56,526.39	39,909.60	51,407.11

		57,979.93	41,306.49	52,826.30

LOAN FUNDS
Secured loans	3	197.01	211.95	215.89
Unsecured loans	4	404.39	106.47	405.03
Minority interest		—	152.02	265.33

		601.40	470.44	886.25

		58,581.33	41,776.93	53,712.55

APPLICATION OF FUNDS
FIXED ASSETS
Goodwill (refer note 1)		6,282.11	5,392.61	5,663.16
Gross block	5	22,247.44	16,477.41	20,899.63
Less: Accumulated depreciation		10,654.37	8,108.88	9,951.77

Net block		11,593.07	8,368.53	10,947.86
Capital work-in-progress and advances		3,003.66	2,033.65	2,603.85

		20,878.84	15,794.79	19,214.87

INVESTMENTS	6	27,688.51	13,901.17	23,504.93
DEFERRED TAX ASSETS		495.00	499.34	495.00
CURRENT ASSETS, LOANS AND ADVANCES
Inventories	7	1,596.07	1,328.59	1,747.25
Sundry debtors	8	15,675.20	12,220.06	15,717.05
Cash and bank balances	9	4,661.99	2,936.93	5,713.57
Loans and advances	10	6,230.57	6,251.12	5,628.74

		28,163.83	22,736.70	28,806.61

Less : CURRENT LIABILITIES AND PROVISIONS
Liabilities	11	13,082.93	9,982.15	13,006.72
Provisions	12	5,561.92	1,172.92	5,302.14

		18,644.85	11,155.07	18,308.86

NET CURRENT ASSETS		9,518.98	11,581.63	10,497.75

		58,581.33	41,776.93	53,712.55

Significant accounting policies and notes to accounts	19
The schedules referred above form an integral part of the condensed consolidated balance sheet
    As per our report attached                     for and on behalf of the Board of Directors

for BSR & Co.	Azim Premji	N Vaghul	B C Prabhakar
Chartered Accountants	Chairman	Director	Director

Jamil Khatri	Suresh C Senapaty	V Ramachandran
Partner	Corporate Executive Vice President	Company Secretary
Membership No. 102527	& Chief Financial Officer

Bangalore
22 July 2005

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

		(Rs. in millions, except per share data)
		Quarter ended		Year ended
	Schedule	30 June 2005	30 June 2004	31 March 2005

INCOME
Gross sales and services		22,883.74	17,878.35	82,330.25
Less: Excise duty		165.79	207.84	724.70

Net sales and services		22,717.95	17,670.51	81,605.55
Other income	13	122.20	284.45	944.79

		22,840.15	17,954.96	82,550.34

EXPENDITURE
Cost of sales and services	14	15,217.47	11,459.92	54,316.34
Selling and marketing expenses	15	1,665.16	1,340.83	5,587.69
General and administrative expenses	16	1,097.60	969.66	3,642.42
Interest	17	6.52	11.47	56.12

		17,986.75	13,781.88	63,602.57

PROFIT BEFORE TAXATION		4,853.40	4,173.08	18,947.77
Provision for taxation including FBT (refer note 7)		628.07	611.07	2,749.59

PROFIT AFTER TAXATION		4,225.33	3,562.01	16,198.18

PROFIT BEFORE MINORITY INTEREST / SHARE IN EARNINGS OF AFFILIATES:		4,225.33	3,562.01	16,198.18

Minority interest		(1.40)	(22.29)	(88.12)
Share in earnings of affiliates		56.25	29.60	175.33

PROFIT FOR THE PERIOD		4,280.18	3,569.32	16,285.39

Appropriations
Proposed dividend		—	—	3,517.85
Proposed one-time dividend		—	—	(39.01)
Total dividend		—	—	3,478.84
Tax on distribution of dividend		—	—	493.38

TRANSFER TO GENERAL RESERVE		4,280.18	3,569.32	12,313.17

EARNINGS PER SHARE — EPS (PY : Adjusted EPS for bonus issue in ratio of 2:1)

Basic (in Rs.)		6.12	5.14	23.41
Diluted (in Rs.)		6.03	5.13	23.19

Number of shares for calculating EPS (PY : Adjusted for bonus issue in ratio of 2:1)

Basic		699,772,863	694,503,360	695,777,186
Diluted		709,554,081	695,811,650	702,167,128

Significant accounting policies and notes to accounts	19
The schedules referred above form an integral part of the condensed consolidated profit and loss account
    As per our report attached                    for and on behalf of the Board of Directors

for BSR & Co.	Azim Premji	N Vaghul	B C Prabhakar
Chartered Accountants	Chairman	Director	Director

Jamil Khatri	Suresh C Senapaty	V Ramachandran
Partner	Corporate Executive Vice President	Company Secretary
Membership No. 102527	& Chief Financial Officer

Bangalore
22 July 2005

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

SCHEDULE 1 SHARE CAPITAL

	(Rs. in millions, except share numbers)
	As of 30 June		As of 31 March
	2005	2004	2005

Authorised capital
750,000,000 (2004: 375,000,000 & 2005: 750,000,000) equity shares of Rs 2 each	1,500.00	1,500.00	1,500.00
25,000,000 (2004 & 2005: 25,000,000) 10.25 % redeemable cumulative preference shares of Rs 10 each	250.00	250.00	250.00

	1,750.00	1,750.00	1,750.00

Issued, subscribed and paid-up capital
704,871,203 (2004: 698,446,890, 2005: 703,570,522) equity shares of Rs 2 each	1,409.74	1,396.89	1,407.14

	1,409.74	1,396.89	1,407.14

Notes:
Of the above equity shares:
i)	692,537,085 equity shares / American Depository Receipts (ADRs) (2004: 692,537,085, 2005: 692,537,085), have been allotted as fully paid bonus shares / ADRs by capitalisation of securities premium account of Rs.32.64 Mn and General Reserves of Rs. 1,352.44 Mn

ii)	1,325,525 equity shares (2004 & 2005: 1,325,525) have been allotted as fully paid-up, pursuant to a scheme of amalgamation, without payment being received in cash.

iii)	3,162,500 shares representing 3,162,500 American Depository Receipts issued during 2000-2001 pursuant to American Depository offering by the Company.

iv)	6,921,093 (2004: 440,302, 2005: 5,620,412 ) equity share issued pursuant to Employee Stock Option Plan.

SCHEDULE 2 RESERVES AND SURPLUS

	(Rs. in millions)
	As of 30 June		As of 31 March
	2005	2004	2005

Capital reserve
Balance brought forward from previous period	9.50	9.50	9.50
Add: Acquisition of minority interest in Wipro Fluid Power Limited	37.59	—	—

	47.09	9.50	9.50
Capital redemption reserve	250.04	250.04	250.04
Securities premium account
Balance brought forward from previous period	9,299.05	6,732.28	6,732.28
Add: Received on exercise of stock options by employees	633.35	62.41	2,566.77

	9,932.40	6,794.69	9,299.05

Translation reserve	(135.45)	(72.73)	(130.91)
Restricted stock units reserve (a)
Employee Stock Options Outstanding	3,444.22	—	3,529.12
Less: Deferred Employee Compensation Expense	(2,925.90)	—	(3,183.50)

	518.32	—	345.62

General reserve
Balance brought forward from previous period	41,633.81	30,251.90	30,251.90
Add: Transfer from profit and loss Account	4,280.18	3,607.47	12,313.17
Less : Amount utilised for bonus shares	—	931.26	931.26

	45,913.99	32,928.11	41,633.81

Summary of reserves and surplus
Balance brought forward from previous period	51,407.11	37,083.97	37,083.97
Additions	5,123.82	3,756.89	14,908.78
Deletions	4.54	931.26	585.64

	56,526.39	39,909.60	51,407.11

(a)	Represents charge to profit and loss account to be treated as securities premium at the time of allotment of shares

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

SCHEDULE 3 SECURED LOANS

			(Rs. in millions)
	Note		As of 30 June		As of 31 March
	Reference		2005	2004	2005

From Banks
Cash credit facility	(a	)	195.33	210.27	214.21
Development loan from Karnataka Government	(b	)	1.68	1.68	1.68

			197.01	211.95	215.89

Notes:
(a)	Secured by hypothecation of stock-in trade, book debts, stores and spares and secured / to be secured by a second mortgage over certain immovable properties.

(b)	Secured by a pari-passu mortgage over immovable properties at Mysore and hypothecation of movable properties other than inventories, book debts and specific equipments referred to in note (a) above.
SCHEDULE 4 UNSECURED LOANS

		(Rs. in millions)
	Note	As of 30 June		As of 31 March
	Reference	2005	2004	2005

Cash credit facility — overseas		349.24	—	349.76
Other Loans and Advances
Interest free loan from State Government		53.90	105.22	54.02
Interest free loan from State Financial Institutions		1.25	1.25	1.25

		404.39	106.47	405.03

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

SCHEDULE 5 FIXED ASSETS

(Rs. in millions)
PARTICULARS	GROSS BLOCK				ACCUMULATED DEPRECIATION				NET BLOCK
	As of 1 April		Deductions /	As of 30 June	As of 1 April	Depreciation	Deductions /	As of 30 June	As of 30 June	As of 30 June	As of 31 March
	2005	Additions	adjustments	2005	2005	for the period	adjustments	2005	2005	2004	2005

Land	1,268.52	39.90	—	1,308.42	—	—	—	—	1,308.42	731.52	1,268.52
Buildings	3,893.46	387.08	2.01	4,278.53	328.49	18.75	0.31	346.93	3,931.60	2,768.27	3,564.97
Plant & Machinery	11,806.06	678.90	2.33	12,482.63	7,582.37	513.77	1.56	8,094.58	4,388.05	3,287.75	4,223.69
Furniture, Fixture and Equipments	2,513.85	178.47	5.01	2,687.31	1,498.34	139.15	2.05	1,635.44	1,051.87	810.16	1,015.51
Vehicles	1,053.28	109.74	36.93	1,126.09	501.02	48.57	20.71	528.88	597.21	456.90	552.26
Technical know-how	10.38	—	—	10.38	10.38	—	—	10.38	—	16.68	—
Patents, Trade marks & Rights	354.08	—	—	354.08	31.17	6.99	—	38.16	315.92	297.25	322.91

	20,899.63	1,394.09	46.28	22,247.44	9,951.77	727.23	24.63	10,654.37	11,593.07	8,368.53	10,947.86

Previous period - 30 June 2004	15,607.11	886.03	15.73	16,477.41	7,599.48	514.21	4.81	8,108.88	8,368.53

Previous year - 31 March 2005	15,607.11	5,455.65	163.13	20,899.63	7,599.48	2,456.24	103.95	9,951.77	10,947.86

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

SCHEDULE 6 INVESTMENTS
All shares are fully paid up unless otherwise stated

	( Rs. in millions)
	As of 30 June		As of 31 March
	2005	2004	2005

Investments — long term
Investment in affiliates
Wipro GE Medical Systems Private Ltd (refer note below)	560.50	402.40	506.75
WeP Peripherals Ltd (includes goodwill of Rs. 27 Mn)	204.22	160.34	201.72

	764.72	562.74	708.47

Other investments — unquoted
Investments in debentures of Paradyne Infotech	12.60	—	12.60

Investments — short term
Investments in Indian money market mutual funds	26,743.51	13,239.39	22,627.69
Investments overseas — trust funds / others	167.68	99.04	156.17

	26,911.19	13,338.43	22,783.86

	27,688.51	13,901.17	23,504.93

Note : Equity investments in this company carry certain restrictions on transfer of shares that is normally provided for in shareholders agreements
SCHEDULE 7 INVENTORIES

	( Rs. in millions)
	As of 30 June		As of 31 March
	2005	2004	2005

Raw materials	758.22	520.87	829.77
Stock in process	255.39	189.35	212.51
Finished goods	539.69	586.02	666.56
Stores and spares	42.77	32.35	38.41

	1,596.07	1,328.59	1,747.25

Basis of stock valuation :
i)	Raw materials, stock in process and stores & spares at or below cost.

ii)	Finished goods at cost or net realizable value, whichever is lower
SCHEDULE 8 SUNDRY DEBTORS
(Unsecured)
Debts outstanding for a period exceeding six months

	( Rs. in millions)
	As of 30 June		As of 31 March
	2005	2004	2005

Considered good	1,119.78	696.10	654.35
Considered doubtful	928.13	843.69	846.54

	2,047.91	1,539.79	1,500.89

Other debts
Considered good	14,555.42	11,523.96	15,062.70
Considered doubtful	—	17.62	—

	14,555.42	11,541.58	15,062.70

Less: Provision for doubtful debts	928.13	861.31	846.54

	15,675.20	12,220.06	15,717.05

SCHEDULE 9 CASH AND BANK BALANCES

	( Rs. in millions)
	As of 30 June		As of 31 March
	2005	2004	2005

Cash and cheques on hand	62.22	254.11	109.14
Bank balances	4,599.77	2,682.82	5,604.43

	4,661.99	2,936.93	5,713.57

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

SCHEDULE 10 LOANS AND ADVANCES
(Unsecured, considered good unless otherwise stated)

	(Rs. in millions)
	As of 30 June		As of 31 March
	2005	2004	2005

Advances recoverable in cash or in kind or for value to be received
Considered good	2,146.22	2,263.05	1,794.83
Considered doubtful	91.88	73.34	89.33

	2,238.10	2,336.39	1,884.16

Less: Provision for doubtful advances	91.88	73.34	89.33

	2,146.22	2,263.05	1,794.83

Other deposits	931.96	805.82	889.06
Advance income tax (net of provision)	192.42	415.65	184.07
Balances with excise and customs	16.59	21.25	20.20
Unbilled revenue	2,943.38	2,745.35	2,740.58

	6,230.57	6,251.12	5,628.74

SCHEDULE 11 LIABILITIES

	(Rs. in millions)
	As of 30 June		As of 31 March
	2005	2004	2005

Sundry creditors	2,915.45	2,465.01	3,742.85
Unclaimed dividends	4.50	1.49	4.50
Advances from customers	790.53	1,037.66	637.50
Unearned revenues	637.50	334.36	639.64
Other liabilities	8,734.95	6,143.63	7,982.23

	13,082.93	9,982.15	13,006.72

SCHEDULE 12 PROVISIONS

	(Rs. in millions)
	As of 30 June		As of 31 March
	2005	2004	2005

Employee retirement benefits	1,023.15	822.39	828.58
Warranty provision	485.50	350.53	462.33
Fringe benefit tax payable	42.04	—	—
Proposed dividend	3,517.85	—	3,517.85
Tax on proposed dividend	493.38	—	493.38

	5,561.92	1,172.92	5,302.14

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULE 13 OTHER INCOME

	(Rs. in millions)
	Quarter ended		Year ended
	30 June 2005	30 June 2004	31 March 2005

Dividend on mutual fund units	159.46	203.41	679.36
Interest on debt instruments and others	30.54	7.08	35.79
Rental income	4.22	6.04	22.63
Profit on sale of mutual fund units	30.11	(31.94)	35.59
Profit on disposal of fixed assets	3.71	88.10	109.80
Exchange differences — net	(117.18)	3.45	(9.14)
Miscellaneous income	11.34	8.31	70.76

	122.20	284.45	944.79

SCHEDULE 14 COST OF SALES AND SERVICES

	(Rs. in millions)
	Quarter ended		Year ended
	30 June 2005	30 June 2004	31 March 2005

Raw materials, finished and process stocks*	3,009.64	2,398.15	12,182.72
Stores & spares	105.92	58.63	370.84
Power and fuel	219.30	140.24	626.52
Employee compensation costs	8,629.61	6,324.98	29,616.58
Insurance	30.01	27.89	131.52
Repairs	179.69	159.42	1,079.94
Rent	134.65	97.42	455.28
Rates & taxes	22.17	11.17	57.54
Packing & freight inward	24.44	13.71	69.15
Travel	673.03	567.22	2,118.86
Communication	357.89	297.50	1,202.55
Depreciation	675.29	467.56	2,281.70
Sub contracting / technical fees	672.17	461.88	2,130.33
Miscellaneous	483.66	434.15	1,992.81

	15,217.47	11,459.92	54,316.34

*	For details refer Schedule 18

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULE 15 SELLING AND MARKETING EXPENSES

	(Rs. in millions)
	Quarter ended		Year ended
	30 June 2005	30 June 2004	31 March 2005

Employee compensation costs	854.53	592.69	2,586.22
Insurance	7.22	15.11	46.72
Repairs to buildings	2.08	4.13	6.72
Rent	55.78	54.95	210.90
Rates and taxes	5.97	5.27	20.30
Carriage and freight	102.09	65.30	306.52
Commission on sales	59.29	45.62	205.19
Advertisement and sales promotion	223.39	170.63	755.81
Depreciation	20.31	17.09	74.71
Travel	144.66	133.87	602.88
Communication	67.73	69.38	276.67
Miscellaneous expenses	122.11	166.79	495.05

	1,665.16	1,340.83	5,587.69

SCHEDULE 16 GENERAL AND ADMINISTRATIVE EXPENSES

	(Rs. in millions)
	Quarter ended		Year ended
	30 June 2005	30 June 2004	31 March 2005

Employee compensation costs	484.83	313.27	1,556.75
Insurance	1.51	13.29	33.51
Repairs to buildings	1.61	4.53	7.83
Rent	9.93	6.82	30.21
Rates and taxes	17.73	14.34	20.14
Auditors’ remuneration
Audit fees	2.52	2.52	8.28
For certification including tax audit	—	0.03	0.96
Out of pocket expenses	0.03	0.09	0.78
Loss on disposal of fixed assets	0.28	0.16	1.10
Depreciation	31.66	29.56	99.83
Travel	144.62	86.49	418.06
Communication	38.64	16.51	78.60
Provision / write off of bad debts	78.98	108.41	151.89
Miscellaneous expenses	285.26	373.64	1,234.48

	1,097.60	969.66	3,642.42

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULE 17 INTEREST

	(Rs. in millions)
	Quarter ended		Year ended
	30 June 2005	30 June 2004	31 March 2005

Cash credit and others	6.52	11.47	56.12

	6.52	11.47	56.12

SCHEDULE 18
RAW MATERIALS, FINISHED AND PROCESSED STOCKS

	(Rs. in millions)
	Quarter ended		Year ended
	30 June 2005	30 June 2004	31 March 2005

Consumption of raw materials and bought out components :

Opening stocks	829.77	551.40	551.40
Add: Purchases	2,129.66	1,567.37	7,015.71
Less: Closing stocks	758.22	520.87	829.77

	2,201.21	1,597.90	6,737.34

Purchase of finished products for sale	724.44	866.51	5,615.34

Increase / Decrease in finished and process stocks :

Opening stock : In process	212.51	159.52	159.52
: Finished products	666.56	549.59	549.59

Less: Closing stock : In process	255.39	189.35	212.51
: Finished products	539.69	586.02	666.56

	83.99	(66.26)	(169.96)

	3,009.64	2,398.15	12,182.72

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

	(Rs. in millions)
	Quarter ended		Year ended
	June 30, 2005	June 30, 2004	31 March 2005

A. Cash flows from operating activities:
Profit before tax	4,853.40	4,173.08	18,947.77
Adjustments:

Depreciation and amortization	727.23	514.21	2,456.24
Amortisation of stock compensation	172.70	—	345.62
Exchange differences — net	(105.28)	(121.21)	(92.45)
Retirement benefits provision	194.57	139.03	145.23
Interest on borrowings	6.52	11.47	56.12
Dividend / interest — net	(220.11)	(178.55)	(750.74)
Gain on sale of fixed assets	(3.43)	(87.94)	(109.80)
Working capital changes :
Trade and other receivable	(55.67)	(762.59)	(4,433.69)
Loans and advances	(390.93)	(168.17)	311.74
Inventories	151.18	(36.57)	(455.23)
Trade and other payables	101.04	1,050.36	4,197.20

Net cash generated from operations	5,431.22	4,533.12	20,618.01
Direct taxes paid	(596.15)	(452.10)	(2,354.70)

Net cash generated by operating activities	4,835.07	4,081.02	18,263.31

B. Cash flows from investing activities:
Acquisition of property, fixed assets plant and equipment (including advances)	(1,793.90)	(1,640.56)	(6,627.43)
Proceeds from sale of fixed assets	25.08	230.75	168.98
Purchase of investments	(12,443.60)	(18,952.29)	(70,650.11)
Proceeds on sale / from maturities on investments	8,346.38	24,131.15	66,383.54
Net payment for acquisition of businesses	(852.27)	(85.00)	(617.99)
Dividend / interest income received	190.00	186.95	759.14

Net cash generated by investing activities	(6,528.31)	3,871.00	(10,583.87)

C. Cash flows from financing activities:
Proceeds from exercise of employee stock option	635.95	62.52	2,576.58
Share application money pending allotment	31.75	—	12.05
Dividends paid (including distribution tax)	—	(7,575.99)	(7,575.76)
Interest paid on borrowings	(6.52)	(11.47)	(56.12)
Repayment of borrowings	(19.52)	(734.92)	(432.43)
Proceeds from issuance shares by subsidiary	—	—	266.19

Net cash provided by / (used in) financing activities	641.66	(8,259.86)	(5,209.49)

Net (decrease) / increase in cash and cash equivalents during the period	(1,051.58)	(307.84)	2,469.95
Cash and cash equivalents at the beginning of the period	5,713.57	3,242.70	3,242.70

Effect of translation of cash balance with foreign subsidiaries	—	2.07	0.92

Cash and cash equivalents at the end of the period	4,661.99	2,936.93	5,713.57

As per our report attached                                        for and on behalf of the Board of Directors

for BSR & Co.	Azim Premji	N Vaghul	B C Prabhakar
Chartered Accountants	Chairman	Director	Director

Jamil Khatri	Suresh C Senapaty		V Ramachandran
Partner	Corporate Executive Vice President		Company Secretary
Membership No. 102527	& Chief Financial Officer
Bangalore
22 July 2005

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULE —19 SIGNIFICANT ACCOUNTING POLICIES AND NOTES TO ACCOUNTS
Company overview
Wipro Limited (Wipro), together with its subsidiaries and affiliates (collectively, the Company or the group) is a leading India based provider of IT Services and Products, including Business Process Outsourcing (BPO) services, globally. Further, Wipro has other businesses such as India and AsiaPac IT Services and Products and Consumer Care and Lighting. Wipro is headquartered in Bangalore, India.
Significant accounting policies
Basis of preparation of financial statements
The accompanying financial statements are prepared and presented under historical cost convention on accrual basis of accounting, in accordance with Indian Generally Accepted Accounting Principles (GAAP) and accounting standards issued by The Institute of Chartered Accountants of India.
Principle of consolidation
The consolidated financial statements include the financial statements of Wipro and all its subsidiaries, which are more than 50% owned or controlled.
The financial statements of the parent Company and its majority owned and controlled subsidiaries have been combined on a line by line basis by adding together the book values of all items of assets, liabilities, incomes and expenses after eliminating inter-Company balances / transactions and resulting unrealized gain/ loss.
The consolidated financial statements are prepared using uniform accounting policies for similar transactions and other events in similar circumstances.
Use of estimates
The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities on the date of the consolidated financial statements and reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.
Revenue recognition
Revenue from software development services comprises revenue from time and material and fixed-price contracts. Revenue from time and material contracts are recognized as related services are performed. Revenue from fixed-price, fixed-time frame contracts is recognized in accordance with the percentage of completion method.
Revenues from BPO services are derived from both time-based and unit-priced contracts. Revenue is recognized as the related services are performed, in accordance with the specific terms of the contract with the customers.
Maintenance revenue is considered on acceptance of the contract and is accrued over the period of the contract.
Revenue from customer training, support and other services is recognised as the related services are performed.
Provision for estimated losses, if any, on incomplete contracts are recorded in the period in which such losses become probable based on the current contract estimates. ‘Unbilled revenues’ included in loans and advances represent cost and earnings in excess of billings as at the balance sheet date. ‘Unearned revenues’ included in current liabilities represent billing in excess of revenue recognised.
Revenue from sale of products is recognised, in accordance with the sales contract, on dispatch from the factories/ warehouse of the Company. Revenues from product sales are shown as net of excise duty, sales tax separately charged and applicable discounts.
Agency commission is accrued when shipment of consignment is dispatched by the principal.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Profit on sale of investments is recorded upon transfer of title by the company and is determined as the difference between the sales price and the then carrying value of the investment.
Interest is recognized using the time-proportion method, based on rates implicit in the transaction.
Export incentives are accounted on accrual basis and include estimated realizable values/ benefits from special import licenses and advance licenses.
Other income is recognized on accrual basis. Other income includes unrealized losses on short-term investments.
Warranty cost
The Company accrues the estimated cost of warranties at the time when the revenue is recognized. The accruals are based on the Company’s historical experience of material usage and service delivery costs.
Fixed assets, intangible assets and work-in-progress
Fixed assets are stated at historical cost less accumulated depreciation.
Interest on borrowed money allocated to and utilized for fixed assets, pertaining to the period up to the date of capitalization is capitalized. Assets acquired on hire purchase are capitalized at the gross value and interest thereon is charged to profit and loss account.
Intangible assets are stated at the consideration paid for acquisition less accumulated amortization.
Advances paid towards the acquisition of fixed assets outstanding as of each balance sheet date and the cost of fixed assets not ready for use before such date are disclosed under capital work-in-progress.
Lease payments under operating lease are recognised as an expense in the profit and loss account.
Goodwill
The goodwill arising on consolidation / acquisition of assets is not amortised. It is tested for impairment on a periodic basis and written off if found impaired.
Depreciation and amortisation
Depreciation is provided on straight line method at rates not lower than rates specified in Schedule XIV to the Companies Act, 1956. Assets under capital lease are amortized over their estimated useful life or the lease term, as appropriate.
Intangible assets are amortized over their estimated useful life. Estimated useful life is usually less than 10 years. For certain brands acquired by the Company, based on the performance of various comparable brands in the market, the Company estimated the useful life of those brands to be 20 to 25 years. Accordingly, such intangible assets are being amortized over 20 to 25 years.
Investments
Long term investments (other than investments in affiliates) are stated at cost less provision for diminution in the value of such investments. Diminution in value is provided for where the management is of the opinion that the diminution is of permanent nature. Short term investments are valued at lower of cost and net realizable value.
Investments in affiliates are accounted under the equity method.
Inventories
Finished goods are valued at cost or net realizable value, whichever is lower. Other inventories are valued at cost less provision for obsolescence. Small value tools and consumables are charged to consumption on purchase. Cost is determined using weighted average method.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Provision for retirement benefits
Gratuity — In accordance with applicable Indian laws, the Company provides for gratuity, a defined benefit retirement plan (Gratuity Plan). The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee’s last drawn salary and the years of employment with the Company. The Company contributes to the group gratuity scheme of Life Insurance Corporation of India (LIC).
Superannuation — Apart from being covered under the Gratuity Plan described above, the senior officers of the Company also participate in a defined contribution plan maintained by the Company. This plan is administered by the LIC. The Company makes annual contributions based on a specified percentage of each covered employee’s salary. The Company has no further obligations under the plan beyond its annual contributions.
Provident fund — In addition to the above benefits, all employees receive benefits from a provident fund, a defined contribution plan. The employee and employer each make monthly contributions to the plan equal to 12% of the covered employee’s salary. A portion of the contribution is made to the provident fund trust established by the Company, while the remainder of the contribution is made to the Government’s provident fund. The Company has no further obligations under the plan beyond its monthly contributions.
Foreign currency transactions
The Company is exposed to currency fluctuations on foreign currency transactions. With a view to minimize the volatility arising from fluctuations in the currency rates, the Company follows established risk management policies, including the use of foreign exchange forward contracts.
As a part of the Risk Management Policies, the forward contracts are designated as hedge of highly probable forecasted transactions. The accounting standard “The Effects of Changes on Foreign Exchange Rates” (AS 11), amended with effect from April 1, 2004 provides guidance on accounting for forward contracts. In respect of forward contracts entered into to hedge foreign exchange risk of highly probable forecasted transactions, the Institute of Chartered Accountants of India (ICAI) has clarified that AS 11 is not applicable to such forward contracts.
Foreign currency transactions are recorded at the average rate for the month. Period-end balances of foreign currency assets and liabilities are restated at the closing rate. The exchange difference arising from restatement or settlement is recognized in the profit and loss account.
Gains/losses, including gains/losses on intermediary roll over/cancellation, of forward contracts designated as hedge of highly probable forecasted transactions are recognised in the profit and loss account in the period in which the forecasted transaction is expected to occur. However, premium / discount are recognized in the profit and loss account upon settlement / intermediary roll over / cancellation.
Other forward contracts, options etc. which are not designated as hedge of forecasted transaction, are marked to market on the balance sheet date and the resultant gain/loss is accounted in the profit and loss account for the period.
In respect of non-integral operations assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. The items in the profit & loss account are translated at the average exchange rate during the period. The differences arising out of the translation are transferred to translation reserve.
Employee stock options
The Company measures the compensation cost relating to employee stock options using the intrinsic value method. The compensation cost is amortized on a straight line basis over the total vesting period of the stock options.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Fringe benefit tax
Consequent to the introduction of Fringe Benefit Tax (FBT) effective 1 April 2005, the Company has made provision for the FBT. In accordance with the guidance note on accounting for fringe benefits tax issued by the ICAI, FBT is reported under income taxes.
Income tax
The current charge for income taxes is calculated in accordance with the relevant tax regulations. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to timing differences that result between accounting income and tax income of each entity of the group. Deferred tax in respect of timing differences which originate during tax holiday period but reverse after the tax holiday period is recognized in the period in which the timing difference originate. For this purpose, the timing difference which originates first is considered to reverse first. Deferred tax assets and liabilities are measured using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. Deferred tax assets on carried forward losses, are only recognized to the extent that there is virtual certainty that sufficient future taxable income will be available against which such deferred tax assets can be realized. The income tax provision for the interim period is made based on the best estimate of the annual average effective tax rate expected to be applicable for full fiscal year.
Research and Development
Revenue expenditure on research and development is charged to profit and loss account and capital expenditure is shown as addition to fixed assets.
Earnings per share
The number of shares used in computing basic earnings per share is the weighted average number of shares outstanding during the period. The number of shares used in computing diluted earnings per share comprises the weighted average shares considered for deriving basic earnings per share, and also the weighted average number of equity shares that could have been issued on the conversion of all dilutive potential equity shares. The dilution is determined using the treasury stock method. Dilutive potential equity shares are deemed converted as of the beginning of the period, unless issued at a later date. The number of shares and potentially dilutive equity shares are adjusted for any stock splits and bonus shares issues.
Cash flow statement
Cash flows are reported using indirect method, whereby net profits before tax is adjusted for the effects of transactions of a non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from regular revenue generating, investing and financing activities of the Company are segregated.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
NOTES TO ACCOUNTS
1.	Goodwill on consolidation as on the balance sheet date comprises of the following:

(Rs. in millions)

Wipro Fluid Power Limited	18.27
Wipro BPO Solutions Limited (formerly Wipro Spectramind Services Limited)	4,714.03
Wipro Healthcare IT Limited	175.01
Cygnus Nigri Investments Private Limited	16.26
Wipro Inc.	1,246.37
Wipro Technology UK Limited	112.17

6,282.11

2.	As of June 30, 2005, forward contracts to the extent of USD 248 Mn have been assigned to the foreign currency assets as on the balance sheet date. The proportionate premium / discount on the forward contracts for the period upto the date of balance sheet is recognized in the profit and loss account. The exchange difference measured by the change in exchange rate between inception of forward contract and the date of balance sheet is applied on the foreign currency amount of the forward contract and recognized in the profit and loss account.

The Company has designated forward contracts to hedge highly probable forecasted transactions. The gain or loss on these forward contracts is recognized in the profit and loss account in the period in which the forecasted transaction is expected to occur. In certain cases, the Company has entered into forward contracts having a maturity earlier than the period in which the hedged transaction is forecasted to occur. The gain / loss on roll over / cancellation / expiry of such contracts is recognized in the profit and loss account in the period in which the forecasted transaction is expected to occur, till such time the same is accumulated and shown under Loans and Advances / Current liabilities. However, premium / discount are recognized in the profit and loss account upon settlement / intermediary roll over / cancellation.

The Company has also entered into option / forward contracts which are not designated as hedge of highly probable forecasted transactions. Gain or loss on such contracts is recognized in the profit and loss account of the respective periods. The outstanding contracts as at the balance sheet date are marked to market, the impact of which is taken to profit and loss account.

As at the balance sheet date, the Company had forward contracts to sell USD 305 Mn in respect of highly probable forecasted transactions. The effect of marked to market and of intermediary roll over / expiry of the said forward contracts is a gain of Rs. 276.60 Mn. The final impact of such contracts will be recognized in the profit and loss account of the respective periods in which the forecasted transactions are expected to occur.

3.	During the quarter ended June 30, 2005, the Company acquired 4,619,614 shares from the employee shareholders of Wipro BPO Solutions Limited for a total consideration of Rs. 852.00 Mn. The excess of consideration paid over the carrying value of minority interest of Rs. 623.12 Mn is recognized as goodwill. With this acquisition, the Company now owns 100% equity of Wipro BPO Solutions Limited.

4.	The Company has a 49% equity interest in Wipro GE Medical Systems Private Limited (Wipro GE), an entity in which General Electric, USA holds the majority equity interest. The shareholders agreement provides specific rights to the two shareholders. Management believes that these specific rights do not confer joint control as defined in Accounting Standard 27 “Financial Reporting of Interest in Joint Venture”. Consequently, WGE is not considered as a joint venture and consolidation of financial

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
statements are carried out as per equity method in terms of Accounting Standard 23 “Accounting for Investments in Associates in Consolidated Financial statements”.

Investments in WeP Peripherals Ltd have been accounted for by equity method.

5.	In July 2005, the members of the Company have approved a bonus issue in the ratio of one additional equity share for every equity share or ADS held. This would be effective from August 2005.

6.	In June 2004, the Company established Wipro Restricted Stock Unit Plan (WRSUP 2004) and Wipro ADS Restricted Stock Unit Plan (WARSUP 2004). The Company is authorized to issue up to 6,000,000 Restricted Stock Units (RSUs) under each plan to eligible employees.

The Company has been granting restricted stock units (RSUs) since October 2004. The RSUs generally vest equally at annual intervals over a five year period. The stock compensation cost is computed under the intrinsic value method and amortized on a straight line basis over the total vesting period of five years. As permitted by generally accepted accounting principles in the United States (US GAAP), the Company applies a similar straight line amortization method for financial reporting under US GAAP. The Company has been advised by external counsel that the straight line amortization over the total vesting period complies with the SEBI Employee Stock Option Scheme Guidelines 1999, as amended.

However, an alternative interpretation could result in amortization of the cost on an accelerated basis. Under this approach, the amortization in the initial years would be higher with a lower charge in subsequent periods (though the overall charge over the full vesting period will remain the same). If the Company were to amortize the cost on an accelerated basis, profit before taxes and profit after tax for the three months ended June 30, 2005 would have been lower by Rs. 213 Mn and Rs. 197 Mn respectively. Similarly, the profit before taxes and profit after tax for the year ended March 31, 2005 would have been lower by Rs. 443 Mn and Rs. 409 Mn respectively. This would effectively increase the profit before and after tax in later years by similar amounts.

The Company is in the process of seeking further clarification on the matter.

7.	In March 2004, the Company received a demand from the income tax department of Rs. 2,614.57 Mn (Including interest demand of Rs. 764.49 Mn) for one of its assessment years. The tax demand is mainly on account of disallowance of deduction claimed by the Company under Section 10A of the Income Tax Act 1961, in respect of profits earned by its undertakings in Software Technology Park at Bangalore. On similar grounds the Company received, in March 2005, a demand from the income tax department of Rs. 2,617.15 Mn (Including interest demand of Rs. 692.86 Mn) for another assessment year. The aggregate liability not provided for, in respect of said demands is Rs. 4,737.95 Mn.

In the opinion of the Company’s legal counsel the said disallowance is not tenable. The management of the Company has filed an appeal disputing the said demands. In June 2005, the Income Tax appellate Tribunal (ITAT) has upheld, for a different assessment year, certain income tax deductions claimed by the Company. Applying the principles set out by the ITAT, the Company would be eligible for a higher alternate deduction against the disallowances made in the above assessment years. This is expected to reduce the above demands by Rs. 2,159.38 Mn. Consequently, the aggregate liability not provided for, in respect of said demands is expected to be Rs. 2,578.57 Mn. Considering the facts and nature of disallowance, the management believes that final outcome of the dispute will be positive and there will not be any material impact on the financial statement.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

8.	a)	Provision for taxation comprises of following:

		(i)	Rs. 382.38 Mn (2004: Rs. 260.39 Mn, 2005: Rs. 1,133.65 Mn) in respect of foreign taxes.

		(ii)	Rs. 203.65 Mn (2004: Rs. 350.68 Mn & 2005: Rs. 1,607.54 Mn) in respect of Indian Income Tax, which includes write back of Rs. 154.09 Mn (2004: Nil & 2005: provision of Rs. 70.55 Mn) in respect of earlier years.

		(iii)	Rs. Nil (2004: Nil & 2005: Rs. 8.40 Mn) in respect of Wealth Tax which includes provision of Rs. Nil (2004: Nil & 2005: Rs. 3.40 Mn) in respect of earlier years.

		(iv)	Rs. 42.04 Mn on account of Fringe Benefit Tax.

	b)	Tax expense for the quarter is based on the estimated effe ctive tax rate for the year. The bifurcation between current tax and deferred tax assets will be made at the year end, based on the full year workings.

9.	The details of subsidiaries and affiliates are as follows :—

	Country of
a) Name of the subsidiary	Incorporation	% Holding
Wipro Fluid Power Limited	India	100%
Wipro Inc.	USA	100%
Enthink Inc. (a)	USA	—
Wipro Japan KK	Japan	100%
Wipro Chandrika Limited	India	90%
Wipro Trademarks Holding Limited	India	100%
Wipro Travel Services Limited	India	100%
Wipro HealthCare IT Limited	India	100%
Spectramind Inc. (b)	USA
Wipro Holdings (Mauritius) Limited	Mauritius	100%
Wipro Holdings (UK) Limited (c)	UK	—
Wipro Technologies UK Limited (d)	UK	—
Wipro Consumer Care Limited	India	100%
Cygnus Negri Investments private Limited (e)	India	—
Wipro Shanghai Limited	China	100%

b) Wipro Equity Reward Trust	India	Fully controlled trust
c) Grantor Trust	USA	Fully controlled trust
d) Name of the affiliate
Wipro GE Medical Systems Private Limited	India	49%
WeP Peripherals Limited	India	37.72%

Note:
a)	Majority owned by Wipro Inc.

b)	Wholly owned by Wipro BPO Solutions Limited. The members of the Company have approved on July 21, 2005 the scheme of amalgamation of the following wholly owned subsidiaries with the Company. The amalgamation is subject to the approval of the high court of Karnataka.
i)	Wipro BPO Solutions Limited,

ii)	Spectramind, Bermuda &

iii)	Spectramind, Mauritius
c)	Fully owned by Wipro Holdings (Mauritius) Limited,

d)	Fully owned by Wipro Holdings (UK) Limited &

e)	Fully owned by Wipro Trademarks Holding Limited
10.	The segment report prepared in accordance with the accounting standard 17 ‘Segment reporting’ issued by the Institute of Chartered Accountants of India is given below.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Rs. in Million
Particulars	Quarter Ended 30 June			Year Ended
	2005	2004	Growth %	31 March 2005

Revenues (1)
Global IT Services and Products	17,318	13,436	29%	60,753
India & AsiaPac IT Services and Products	3,382	2,697	25%	13,964
Consumer Care and Lighting	1,364	1,047	30%	4,723
Others	555	510		2,258

TOTAL	22,619	17,690	28%	81,698

Profit before Interest and Tax — PBIT (2)
Global IT Services and Products	4,158	3,622	15%	16,041
India & AsiaPac IT Services and Products	218	135	61%	1,042
Consumer Care and Lighting	187	153	22%	672
Others	76	8		397

TOTAL	4,639	3,918	18%	18,152

Interest (Net) and Other Income	214	254		796

Profit Before Tax	4,853	4,172	16%	18,948

Income Tax expense including Fringe Benefit Tax	(628)	(611)		(2,750)

Profit before Share in earnings / (losses) of Affiliates and minority interest	4,225	3,561	19%	16,198
Share in earnings of affiliates	56	30		175
Minority interest	(1)	(22)		(88)

PROFIT AFTER TAX	4,280	3,569	20%	16,285

Operating Margin
Global IT Services and Products	24%	27%		26%
India & AsiaPac IT Services and Products	6%	5%		7%
Consumer Care and Lighting	14%	15%		14%

TOTAL	21%	22%		22%

CAPITAL EMPLOYED (3)
Global IT Services and Products	28,814	21,922		29,888
India & AsiaPac IT Services and Products	1,903	2,339		1,370
Consumer Care and Lighting	719	774		917
Others	27,145	16,742		21,538

TOTAL	58,581	41,777		53,713

CAPITAL EMPLOYED COMPOSITION
Global IT Services and Products	49%	52%		56%
India & AsiaPac IT Services and Products	3%	6%		3%
Consumer Care and Lighting	1%	2%		2%
Others	47%	40%		39%

TOTAL	100%	100%		100%

RETURN ON AVERAGE CAPITAL EMPLOYED
Global IT Services and Products	57%	66%		62%
India & AsiaPac IT Services and Products	53%	25%		63%
Consumer Care and Lighting	91%	89%		89%

TOTAL	33%	39%		39%

(1)	Segment revenue includes exchange differences which are reported in other income in the financial statements

(2)	PBIT for the quarter ended June 30, 2005 is after considering restricted stock unit amortisation of Rs. 173 Mn. PBIT of Global IT Services and Products for the quarter ended June 30, 2005 is after considering restricted stock unit amortisation of Rs. 145 Mn.

(3)	This includes cash and cash equivalents of Rs. 31,573 Mn (quarter ended June 30, 2004: Rs. 16,275 Mn & year ended March 31, 2005: Rs. 28,497 Mn).

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
•	The segment report of Wipro Limited and its consolidated subsidiaries and associates has been prepared in accordance with the Accounting Standard 17 “Segment Reporting” issued by The Institute of Chartered Accountants of India.

•	The Company has four geographic segments: India, USA, Europe and Rest of the World. Significant portion of the segment assets are in India. Revenue from geographic segments based on domicile of the customers is outlined below:

(Rs. in Million)
	Quarter ended 30 June			Year ended
Geography	2005	%	2004	%	31 March 2005%

India	5,192	23%	4,012	22%	19,513	24%
USA	11,445	51%	9,295	53%	41,935	51%
Europe	5,102	23%	3,465	20%	16,602	21%
Rest of the World	880	3%	918	5%	3,648	4%

Total	22,619	100%	17,690	100%	81,698	100%

•	For the purpose of reporting, business segments are considered as primary segments and geographic segments are considered as secondary segment.
11.	Corresponding figures for previous periods presented have been regrouped, where necessary, to confirm to the current period classification.